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                                                                   EXHIBIT 10.31

Dear Dr. Brettman:

     This letter describes me terms of your expanded advisory role with GeneCraft, Inc. ("GeneCraft"). Please review the letter and, if the terms are acceptable to you, sign it, and return a signed copy to me.

     As part of your expanded advisory role with GeneCraft, you agree to perform the services described in the attached Exhibit A (the "Services"), for a period commencing on January 1, 2003 and ending on January 1, 2007. Notwithstanding the foregoing, either GeneCraft or you may terminate the advisory relationship described herein prior to January 1, 2007 for any or no reason by giving the other party thirty (30) days prior written notice. The confidentiality and assignment obligations listed below will survive termination. As consideration for your performance of the Services, GeneCraft will pay you the compensation set forth in Exhibit A.

     You agree that your confidentiality obligations to GeneCraft arising in connection with your service as a member of GeneCraft's Board of Directors apply to your expanded advisory role with GeneCraft. Accordingly, you agree that you will not disclose GeneCraft's confidential information or trade secrets or other information GeneCraft is obligated to keep confidential to any third party or use this information for any purpose other than in connection with the performance of the Services and your obligations as a member of GeneCraft's Board of Directors. You agree to take all reasonable precautions to prevent any unauthorized disclosure of this information. In addition, you agree not to disclose to GeneCraft any confidential information of any third party to whom you owe non-disclosure obligations.

     As part of your expanded advisory role with GeneCraft, you may create works of authorship and inventions for GeneCraft. Without a written commitment from you, GeneCraft would not own these works and inventions. Therefore, you agree that all works of authorship and inventions created by you specifically for GeneCraft while performing the Services for GeneCraft will be the sole property of GeneCraft. You hereby assign to GeneCraft all right, title, and interest in and to these works and inventions, including all related intellectual property rights. You also agree to assist GeneCraft to secure GeneCraft's rights in these works and inventions and related intellectual property rights. You further agree not to incorporate any pre-existing works or third party materials into the works and inventions you create for GeneCraft while performing the Services without the prior written consent of GeneCraft.

     Any term of this letter agreement and the attached Exhibit A may be amended or waived only with the written consent of GeneCraft and you. This letter agreement and the attached Exhibit A constitute the full and entire understanding and agreement between GeneCraft and you with regard to the subject hereof. This letter agreement shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                                        Sincerely,



                                        /s/ Peter A. Thompson
                                        ----------------------------------------
                                        Peter A. Thompson, MD, FACP
                                        President and CEO of GeneCraft


Acknowledged and agreed:


/s/ Lee R. Brettman
-------------------------------------
Lee. R. Bettman, MD, FACP

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                                    EXHIBIT A

                            SERVICES AND COMPENSATION

     1. Services. Services include the following:

     - Providing input on clinical development planning for GeneCraft product candidates at and between meetings of GeneCraft's clinical development planning team;

     - Providing input on implementation of GeneCraft's clinical development strategies;

     - Providing input on research and development prioritization at and between meetings of GeneCraft's research and development strategic planning team; and

     -    Other activities as mutually agreed upon by you and GeneCraft.

     2. Compensation. GeneCraft will recommend at the first meeting of GeneCraft's Board of Directors following the date of this letter that GeneCraft grant you the right to purchase 100,000 shares of GeneCraft's Common Stock (the "Shares") at a price per share equal to the fair market value per share of the Common Stock on the date of purchase. The Shares will be sold pursuant to GeneCraft's standard form of Restricted Stock Purchase Agreement and will be subject to a right of repurchase on the part of GeneCraft that will lapse as follows: GeneCraft's repurchase right will lapse as to 25% of the Shares upon the date of purchase and, as to the remaining Shares, at the rate of 1/36th of such Shares each month thereafter, subject to your continued provision of the Services on the applicable dates.